Exhibit 99.1

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces Second Quarter Results

•                  Outdoor Products segment sales increased 1% from second quarter 2005

•                  Industrial and Power Equipment segment sales declined 20% from second quarter 2005

•                  Diluted earnings per share from continuing operations of $0.22

•                  Proceeds from Dixon sale of $34 million used to reduce debt in July

Portland, OR, August 8, 2006- Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the second quarter ended June 30, 2006. Sales from continuing operations for the quarter were $165.1 million compared to $177.6 million in last year’s second quarter. Operating income from continuing operations was $24.0 million compared to $29.0 million in the second quarter of 2005.  Sales and operating income from continuing operations exclude the results of the Lawnmower segment, which is now classified as a discontinued operation.

Income from continuing operations in this year’s second quarter was $10.3 million ($0.22 per diluted share), compared to $15.7 million ($0.33 per diluted share) in the comparable period last year. The results of the second quarter as compared to last year’s were adversely impacted by foreign currency exchange rates and an increase in the Company’s effective book income tax rate from 18.3% in 2005 to 34.7% in 2006. Lower shipments of timber harvesting equipment affected the financial results as compared to last year’s second quarter. This year’s second quarter net income was positively impacted by $1.0 million ($0.02 per diluted share) from an insurance claim.  A summary of the estimated impact of key variances in results of continuing operations for the second quarter compared to last year in terms of sales, operating income and diluted earnings per share is illustrated below:

		Operating	Diluted
($in millions, except per share data)	Sales	Income	EPS

Variance 2006 vs. 2005
Foreign Exchange	$(0.2)	$(2.4)	$(0.04)
Stock-Based Compensation Expense		(0.3)	(0.01)
Timber Harvesting Equipment Volume	(15.9)	(3.2)	(0.05)
Higher Book Tax Rate			(0.05)
Insurance Claim			0.02
All Other	3.6	0.9	0.02
Total Variance 2006 vs. 2005	$(12.5)	$(5.0)	$(0.11)

Commenting on the second quarter, James S. Osterman, Chairman and Chief Executive Officer, stated: “Our sales performance for the second quarter was mixed. Our largest business, the Outdoor Products segment, continued to post sales in line with the record levels achieved in 2005, but sales of the Industrial and Power Equipment segment were impacted by softer market conditions as compared to last year’s second quarter. Although logging activity in North America remained stable, logging contractors postponed equipment purchases, in part due to their rising operating costs.

Looking ahead to the second half of 2006, we are anticipating similar market conditions to those experienced in the first half.  Sales of the Outdoor Products segment should continue to be equal to or slightly higher than last year’s second half sales. Sales for the Industrial and Power Equipment segment are expected to be below last year’s for the remainder of 2006 given the current North American market conditions. We expect the softness in North America will be somewhat offset by continued expansion into international markets through our agreements with Caterpillar. In the second quarter, we purchased the technology for the design and manufacture of a line of harvester heads for the international markets to broaden cutting capability on our timber harvesting equipment.  For the full year, we expect sales from continuing operations to range between $670 million and $690 million.  Operating income from continuing operations is estimated to range between $97 million and $101 million. The operating income range includes a non-recurring second half expense of approximately $3.7 million in conjunction with the redesign of the Company’s pension plans to reduce future costs. The operating income range also includes $3.0 million in stock-based compensation expense.”

Segment Results

The Outdoor Products segment reported second quarter sales of $114.7 million compared to $114.1 million in last year’s second quarter. Sales order backlog increased to $75.7 million in the second quarter from $70.3 million in this year’s first quarter and compares to $82.6 million in last year’s second quarter. Geographically, sales were strongest in the domestic markets, with year-over-year sales growth of 7% achieved in the second quarter. Sales to original equipment manufacturers increased 5% from last year’s second quarter. Segment contribution to operating income was $23.1 million in this year’s second quarter compared to $26.8 million in last year’s second quarter.  The year-over-year decrease in segment contribution to operating income includes a $2.4 million negative impact from movement in foreign currency exchange rates.

The Industrial and Power Equipment segment’s second quarter sales were $50.6 million, up slightly from the first quarter of this year, but below last year’s second quarter amount of $63.7 million. Segment contribution to operating income was $4.7 million compared to $6.4 million in last year’s second quarter.  A decline in shipments of timber-harvesting equipment was the primary reason for both the sales and contribution declines from last year’s second quarter.  Sales of Caterpillar branded product increased 25% from this year’s first quarter but were below last year’s second quarter, consistent with the sales trends of Blount branded products. The weaker demand and associated orders for our timber-harvesting equipment within North America reflect customers’ concerns about the near term outlook for logging activity and higher operating costs.  Backlog for this segment as of June 30 was $37.0 million compared to $38.0 million in this year’s first quarter and $74.4 million in last year’s second quarter.

Discontinued Operations

On July 27th, the Company completed the sale of certain assets and liabilities of its Lawnmower segment to Husqvarna. The sale resulted in preliminary gross proceeds of $33.9 million, which the Company utilized to reduce long term debt to $374 million as of July 27th.  As a result of this sale, the Lawnmower segment has been reclassified as a discontinued operation for all periods presented.

 In the second quarter, net loss from discontinued operations was $0.9 million ($0.02 per diluted share) compared to net income of $1.4 million ($0.03 per diluted share) last year. This year’s net loss includes $1.5 million ($0.03 per diluted share) of after-tax expense for employee termination costs.  In the third quarter of this year, the Company estimates that it will record net income from discontinued operations to reflect the gain on the sale of assets and operating activity for the period of ownership.

Pension Plan Revisions

The Company has announced a pension plan redesign for existing employees effective January 1, 2007. Upon implementation, the redesign will freeze benefits earned under the Company’s defined benefit plan and increase contributions paid to the Company’s 401(k) defined contribution plan. This redesign will result in an estimated reduction to the Company’s pension expense between $16 million and $23 million over the next five years. In the second half of 2006, the Company will record a non-recurring expense of approximately $3.7 million in conjunction with the redesign.

Blount International, Inc. is a diversified international company operating in two principal business segments: Outdoor Products and Industrial and Power Equipment. Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

Forward-looking statements in this release, including without limitation the Company’s   “expectations,”  “beliefs,”  “plans,” “indications,” “estimates,” “anticipations,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, involve certain risks and uncertainties , including those set forth in Item 1A, “Risk Factors,” of Blount’s Annual Report on Form 10-K for the year ended December 31, 2005. The risks and uncertainties may cause actual results subsequent to the date of this announcement to differ materially from those projected in forward -looking statements. Forward- looking statements in this press release include, without limitation, Blount’s expectations regarding second half market conditions, Outdoor Products segment sales, Industrial and Power Equipment segment sales, expansion in international markets, operating income and an estimated reduction in the Company’s pension expense. Additionally, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, especially with respect to the price of steel, and the presumed relationship between backlog and future sales trends.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income

	Three mos. ended Jun. 30		Six mos. ended Jun. 30
(In thousands, except per share data)	2006	2005	2006	2005
Sales	$165,094	$177,618	$328,896	$350,130
Cost of sales	113,864	120,690	225,072	235,806
Gross profit	51,230	56,928	103,824	114,324
Selling, general and administrative expenses	27,215	27,886	57,525	55,950
Operating income	24,015	29,042	46,299	58,374
Interest income	93	170	164	411
Interest expense	(9,220)	(9,505)	(18,288)	(18,653)
Other income (expense), net	946	(452)	1,099	(483)
Income from continuing operations before income taxes	15,834	19,255	29,274	39,649
Provision for income taxes	5,487	3,522	10,541	6,924
Income from continuing operations	$10,347	$15,733	18,733	32,725
Discontinued operations:
Income (loss) from operations of discontinued Lawnmower Segment	(1,477)	1,458	(561)	1,699
Income tax provision (benefit)	(557)	19	(212)	22
Income (loss) from discontinued operations	(920)	1,439	(349)	1,677
Net income	$9,427	$17,172	$18,384	$34,402

Basic earnings (loss) per share:
Continuing operations	$0.22	$0.34	$0.40	$0.72
Discontinued operations	(0.02)	0.04	(0.01)	0.04
Basic earnings per share:	$0.20	$0.38	$0.39	$0.76
Diluted earnings (loss) per share:
Continuing operations	$0.22	$0.33	$0.39	$0.69
Discontinued operations	(0.02)	0.03	(0.01)	0.04
Diluted earnings per share:	$0.20	$0.36	$0.38	$0.73
Shares used for per share computations (in 000’s):
Basic	47,139	45,692	47,102	45,397
Diluted	47,904	47,464	48,031	47,373

Condensed Consolidated Balance Sheets

	Jun. 30,	Dec. 31,
(In thousands)	2006	2005
Assets:
Cash and cash equivalents	$10,609	$12,937
Accounts receivable	95,707	93,593
Inventory	87,358	85,274
Other current assets	42,189	34,801
Property, plant and equipment, net	98,008	101,538
Other assets	130,963	127,049
Total assets	$464,834	$455,192
Liabilities:
Current maturities of long-term debt	$1,500	$2,360
Other current liabilities	107,881	112,031
Long-term debt, net of current maturities	410,125	405,363
Other liabilities	68,139	80,625
Total liabilities	587,645	600,379
Stockholders’ deficit	(122,811)	(145,187)
Total liabilities and stockholders’ deficit	$464,834	$455,192

Segment Information

	Three mos. ended Jun. 30		Six mos. ended Jun. 30
(In thousands)	2006	2005	2006	2005
Sales:
Outdoor products	$114,723	$114,092	$228,919	$230,893
Industrial and power equipment	50,637	63,687	100,479	119,703
Elimination	(266)	(161)	(502)	(466)
Total sales	$165,094	$177,618	$328,896	$350,130
Operating income (loss):
Outdoor products	$23,098	$26,797	$47,905	$55,283
Industrial and power equipment	4,708	6,439	8,031	11,186
Elimination	16	9	(27)	(30)
Corporate office expense	(3,807)	(4,203)	(9,610)	(8,065)
Operating income	$24,015	$29,042	$46,299	$58,374

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